Exhibit 99.1

Press Release

MagnaChip Reports First Quarter 2019 Financial Results

SEOUL, South Korea and SAN JOSE, Calif., April 30, 2019 — MagnaChip Semiconductor Corporation (NYSE: MX) today announced financial results for the first quarter of 2019.

Q1 2019 Summary

•	Revenue of $157.4 million exceeded the guidance range of $150-$155 million; revenue down 5.1% Year-over-Year (YoY)

•	Standard Products Group (SPG) revenue of $100.3 million, up 13.5% YoY

•	Display Standard Products revenue of $58.2 million, up 17.2%; OLED revenue up 41.4% YoY

•	Power Standard Products revenue of $42.0 million, up 8.7% YoY

•

Foundry Services Group (FSG) revenue of $57.1 million, down 26.3% YoY due to a previously disclosed customer inventory correction and a previously announced decision to be more selective about new business as a result of a strategic evaluation of the Foundry business and Fab 4

•

Total gross profit margin of 14.4% was within the guidance range of 14-16%; gross margin down 12.5 percentage points YoY due primarily to a widely anticipated decline in Foundry fab utilization, and an inventory reserve of $3.3 million related to a legacy display product

Second Quarter 2019 Business Outlook

For the second quarter of 2019, MagnaChip anticipates:

•

Revenue to be in the range of $173 million to $181 million, up 12.5% at the mid-point of the projected range when compared with revenue of $157.4 million in the first quarter of 2019, and down 11.4% year-on-year when compared to the $199.7 million revenue recorded in the second quarter of 2018. Revenue guidance for the second quarter reflects an expectation that standard product revenue will show double-digit sequential improvement, and Foundry revenue will be flattish as compared to Q1 2019.

•

Gross profit margin to be in the range of 16% to 18%, as compared to 14.4% in the first quarter of 2019 and 27% in the second quarter of 2018. Gross margin guidance reflects the expectation that fab utilization in the Foundry business has stabilized.

Statement on Strategic Evaluation of the Foundry business and Fab 4

Chairman of the Board Nader Tavakoli said, “The Board and Company-led strategic evaluation of the Foundry business and Fab 4 that was announced in February is ongoing and supported by our financial advisor, JP Morgan, and legal advisor, Paul, Weiss. The Company intends to provide updates about the strategic evaluation process in a timely manner when meaningful milestones are achieved. As stated previously, the Board is committed to improving MagnaChip’s profitability and unlocking shareholder value. As we proceed with the strategic evaluation of the Foundry business and Fab 4, we will be mindful of the best interests of all of our stakeholders, including shareholders, customers and employees.”

CEO Comments on Q1 business

“Revenue for both OLED and Power standard products achieved the highest levels ever recorded in the first quarter of a year, despite typically weak seasonal trends and a soft China smartphone market.

In the display segment, OLED revenue increased over 41% year over year, and we were awarded six OLED design wins from leading smartphone makers in China. We also commenced volume production of OLED DDICs for mid-range smartphones from a major Korean brand. We added our ninth OLED DDIC with the launch of the industry’s most power-efficient 28-nanometer OLED DDIC, manufactured with the most advanced process technology used for DDICs. We also announced an OLED ecosystem initiative with three companies initially to develop next-generation features to improve the functionality of OLED platform solutions in a wide range of products and markets.

In the Power segment, revenue from Premium products increased nearly 46% from the first quarter a year ago, and accounted for nearly 55% of Power revenue, as compared with 40% in the first quarter of 2018. We also continued to make inroads in the automotive sector, as we commenced shipments of two different high-voltage power standard products to a customer in that market.

Our Foundry revenue and fab utilization both experienced a severe decline in Q1, as was widely anticipated. While the Foundry business will remain weak in Q2, the business has recently showed signs of stabilizing.”

First Quarter Financial Review

Total Revenue

Total revenue in the first quarter of 2019 was $157.4 million, down 5.1% as compared to reported revenue of $165.8 million from the first quarter of 2018, and down 12.3% from $179.4 million in the fourth quarter of 2018.

Segment Revenue

Foundry Services Group revenue in the first quarter was $57.1 million, down 26.3% from the first quarter of 2018, and down 31.3% from the fourth quarter of 2018.

Standard Products Group revenue in the first quarter was $100.3 million, up 13.5% YoY and up 4.2% sequentially. The improved results in the Standard Products Group year-over-year were primarily attributable to a sharp increase in revenue from mobile OLED display driver ICs in connection with the introduction of new OLED smartphones from manufacturers in China and Korea, and an increase in demand for premium Power products such as high-voltage MOSFETS, primarily for TV and industrial applications. The revenue improvement in the Standard Products Group was offset in part by a strategic reduction in demand of low-margin LCD business.

Total Gross Profit and Gross Profit Margin

Total gross profit in the first quarter of 2019 was $22.7 million or 14.4 % as a percentage of revenue as compared with gross profit of $44.6 million or 26.9% in the first quarter of 2018, and $43.9 million or 24.5% in the fourth quarter of 2018.

Segment Gross Profit Margin

Foundry Services Group gross profit margin was 6.4% as compared with 26.7% in the first quarter of 2018 and 23.2% in the fourth quarter of 2018. The Standard Products Group gross profit margin was 19.0% in the first quarter of 2019 as compared with 27.2% in the first quarter of 2018 and 25.6% in the fourth quarter of 2018. The sequential and YoY decline in the Standards Products Group gross profit margin was attributable in part by an additional inventory reserve of $3.3 million related to a legacy display product.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating loss, on a GAAP basis, for the first quarter of 2019 was $18.3 million, as compared with an income of $7.4 million in the first quarter of 2018 and an income of $7.9 million in the fourth quarter of 2018.

Net loss, on a GAAP basis, was $34.1 million or $1.00 per basic and diluted share in the first quarter of 2019, as compared with net income of $2.8 million or $0.08 per basic and diluted share in the first quarter of 2018, and net loss of $2.4 million or $0.07 per basic and diluted share in the fourth quarter of 2018.

Adjusted Net Loss, a non-GAAP financial measure, totaled $19.9 million or $0.58 per basic and diluted share in the first quarter of 2019, as compared with Adjusted Net Income of $1.4 million or $0.04 per basic and diluted share in the first quarter of 2018, and Adjusted Net Income of $3.5 million or $0.10 per basic and diluted share in the fourth quarter of 2018.

Adjusted EBITDA, a non-GAAP financial measure, in the first quarter of 2019 was negative $5.7 million or negative 3.6% of revenue in the first quarter of 2019, as compared with Adjusted EBITDA of $15.5 million or 9.3% of revenue in the first quarter of 2018, and Adjusted EBITDA of $17.4 million or 9.7% of revenue in the fourth quarter of 2018.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $105.8 million in the first quarter of 2019, down from $132.4 million at the end of the fourth quarter of 2018.

			Three Months Ended
			March 31, 2019	March 31, 2018
Net Sales
Foundry Services Group			$57,075	$77,429
Standard Products Group
Display Solutions			58,230	49,696
Power Solutions			42,030	38,667
Total Standard Products Group			$100,260	$88,363
All other			45	27
Total net sales			$157,380	$165,819

	Three Months Ended		Three Months Ended
	March 31, 2019		March 31, 2018
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$3,637	6.4%	$20,664	26.7%
Standard Products Group	19,020	19.0	24,039	27.2
All other	45	100.0	(122)	(452)
Total gross profit	$22,702	14.4%	$44,581	26.9%

First Quarter 2019 and Recent Company Highlights

MagnaChip announced:

•

A launch of its 28-nanometer OLED Display Driver IC for smartphone displays, The 28nm process is the most advanced used today for manufacturing OLED DDICs, achieves a form factor reduction of 20 percent compared with the previous 40nm process, has a logic voltage of 1.0V vs. 1.1V in the previous generation, and also is expected to improve call quality by reducing EMI (Electromagnetic Interference) levels by 20 percent as compared to the 40nm DDIC, MagnaChip’s product roadmap includes plans to expand the feature set of OLED DDICs to include Ultra-High Definition (UHD) capabilities.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-launches-28-nanometer-oled-ddic-smartphone-displays

•

A new initiative to partner with companies in the development of next-generation display features of smartphones and other mobile or handheld consumer electronic devices. MagnaChip intends to develop individual strategic partnerships with leading manufacturers of touch, stylus, fingerprint technologies, and associated OLED display technologies. Each company will collaborate with MagnaChip to develop and standardize innovative human-interface solutions based upon smart touch, stylus and fingerprint technologies that are suitable for MagnaChip’s industry leading OLED DDICs. The goal in each instance will be to improve the functionality of OLED displays on end user devices. There also will be a specified collaboration in shared intellectual property that will extend into new applications, including the IoT and automotive sectors.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-announces-initiative-develop-next-generation-display

•

A partnership with ELAN Microelectronics Corp. to expand the capabilities for OLED displays for a wide variety of next-generation consumer, communication, computing and industrial products, as well as for automotive displays. The partnership seeks to build upon the recent growth and market penetration of OLED displays in areas such as smartphones, mobile devices, tablets and automotive applications, ranging from navigation and infotainment screens to brake light and interior lighting systems.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-elan-microelectronics-announce-partnership-expand

•

A partnership with HiDeep to develop advanced OLED display capabilities for smartphone makers and other handheld consumer electronics devices. MagnaChip will cooperate with HiDeep to develop enhanced HMI solutions optimized for the growing OLED display market. Specifically, MagnaChip and HiDeep will collaborate and create useful and cost effective new HMI solutions for flexible OLED displays for top-tier panel makers and smartphone OEMs. This collaboration also will extend into a variety of other applications and end markets.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-hideep-inc-announce-partnership-develop-enhanced

•

A partnership with Melfas Inc. to develop advanced OLED display capabilities for the automotive and consumer electronics sectors. Currently, OLED technology is deployed primarily in televisions and mobile products such as smartphones and smartwatches, but MagnaChip and Melfas are working towards developing automotive display-related solutions in an effort to respond to this fast-growing market. With their current solutions, the two companies will initially address opportunities in consumer electronics and, going forward, will work together to develop solutions for OLED displays in automotive applications.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-melfas-inc-announce-partnership-collaborate-oled

•

An offering of second generation 0.13 micron 18V high-voltage process technology to its foundry customers. The technology, which is dedicated for designing source drivers for LCD and OLED televisions, offers fewer steps, allows suitable high-voltage design rules to shrink chip size, and adds a new device for DAC block design, as compared to the first-generation process.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-offers-013-micron-18v-high-voltage-gen2-technology

First Quarter 2019 Conference Call

The conference call will be webcast live today (April 30, 2019) at 5:00 p.m. EDT and also is available by dialing toll-free at 1-844-536-5472. International call-in participants can dial 1-614-999-9318. The conference ID number is 8618428. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5:00 p.m. EDT start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 8618428.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with about 40 years of operating history, owns a portfolio of approximately 3,000 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including but not limited to second quarter 2019 revenue and gross profit margin expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2019 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net sales	$157,380	$179,394	$165,819
Cost of sales	134,679	135,482	121,238
Gross profit	22,701	43,912	44,581
Gross profit %	14.4%	24.5%	26.9%
Operating expenses
Selling, general and administrative expenses	18,070	17,516	17,622
Research and development expenses	20,018	18,536	19,580
Restructuring and other charges	2,894	—	—
Total operating expenses	40,982	36,052	37,202
Operating income (loss)	(18,281)	7,860	7,379
Interest expense	(5,637)	(5,743)	(5,463)
Foreign currency gain (loss), net	(9,997)	(4,316)	1,318
Loss on early extinguishment of long-term borrowings, net	(42)	(206)	—
Other income, net	673	555	519
Income (loss) before income tax expenses	(33,284)	(1,850)	3,753
Income tax expenses	841	530	990
Net income (loss)	$(34,125)	$(2,380)	$2,763
Earnings (loss) per common share :
- Basic	$(1.00)	$(0.07)	$0.08
- Diluted	$(1.00)	$(0.07)	$0.08
Weighted average number of shares—Basic	34,194,878	34,627,292	34,253,111
Weighted average number of shares—Diluted	34,194,878	34,627,292	35,154,693

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income (loss)	$(34,125)	$(2,380)	$2,763
Adjustments:
Interest expense, net	5,059	5,180	5,123
Income tax expenses	841	530	990
Depreciation and amortization	8,303	8,165	7,958
EBITDA	(19,922)	11,495	16,834
Restructuring and other charges	2,894	—	—
Equity-based compensation expense	669	1,320	665
Foreign currency loss (gain), net	9,997	4,315	(1,318)
Derivative valuation loss, net	56	144	76
Restatement related expenses	—	—	(765)
Loss on early extinguishment of long-term borrowings, net	42	206	—
Others	585	(89)	—
Adjusted EBITDA	$(5,679)	$17,391	$15,492
Net income (loss)	$(34,125)	$(2,380)	$2,763
Adjustments:
Restructuring and other charges	2,894	—	—
Equity-based compensation expense	669	1,320	665
Foreign currency loss (gain), net	9,997	4,315	(1,318)
Derivative valuation loss, net	56	144	76
Restatement related expenses	—	—	(765)
Loss on early extinguishment of long-term borrowings, net	42	206	—
Others	585	(89)	—
Adjusted Net Income (Loss)	$(19,882)	$3,516	$1,421
Adjusted Net Income (Loss) per common share:
- Basic	$(0.58)	$0.10	$0.04
- Diluted	$(0.58)	$0.10	$0.04
Weighted average number of shares – Basic	34,194,878	34,627,292	34,253,111
Weighted average number of shares – Diluted	34,194,878	35,128,341	35,154,693

We present Adjusted EBITDA and Adjusted Net Income (Loss) as non-GAAP supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) Restructuring and other charges, (ii) Equity-based compensation expense, (iii) Foreign currency loss (gain), net, (iv) Derivative valuation loss, net, (v) Restatement related expenses, (vi) Loss on early extinguishment of long-term borrowings, net and (vii) Others. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses and depreciation and amortization. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income (Loss) is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income (Loss) for the periods as net income (loss), adjusted to exclude (i) Restructuring and other charges, (ii) Equity-based compensation expense, (iii) Foreign currency loss (gain), net, (iv) Derivative valuation loss, net, (v) Restatement related expenses, (vi) Loss on early extinguishment of long-term borrowings, net and (vii) Others.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$105,812	$132,438
Accounts receivable, net	92,056	80,003
Unbilled accounts receivable	27,885	38,181
Inventories, net	80,794	71,611
Other receivables	8,035	3,702
Prepaid expenses	13,781	11,133
Hedge collateral	3,560	5,810
Other current assets	7,293	9,867

Total current assets	339,216	352,745

Property, plant and equipment, net	201,738	202,171
Operating lease right-of-use assets	13,046	—
Intangible assets, net	3,900	3,953
Long-term prepaid expenses	13,028	15,598
Other non-current assets	9,038	8,729

Total assets	$579,966	$583,196

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$76,031	$55,631
Other accounts payable	18,884	15,168
Accrued expenses	43,481	46,250
Deferred revenue	6,907	6,477
Other current liabilities	4,531	9,133

Total current liabilities	149,834	132,659

Long-term borrowings, net	303,016	303,577
Non-current operating lease liabilities	10,975	—
Accrued severance benefits, net	144,502	146,031
Other non-current liabilities	17,950	18,239

Total liabilities	626,277	600,506

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 43,230,535 shares issued and 34,223,502 outstanding at March 31, 2019 and 43,054,458 shares issued and 34,441,232 outstanding at December 31, 2018	433	431
Additional paid-in capital	143,315	142,600
Accumulated deficit	(70,430)	(36,305)
Treasury stock, 9,007,033 shares at March 31, 2019 and 8,613,226 shares at December 31, 2018, respectively	(106,511)	(103,926)
Accumulated other comprehensive loss	(13,118)	(20,110)

Total stockholders’ deficit	(46,311)	(17,310)

Total liabilities and stockholders’ equity	$579,966	$583,196

Under the new leases standard (codified as Accounting Standards Codification 842, and effective January 1, 2019), operating leases as of March 31, 2019 are recognized in operating lease right-of-use assets of $13.0 million, and other current liabilities of $2.1 million for the current portion of operating lease liabilities and non-current operating lease liabilities of $11.0 million on our consolidated balance sheets. Finance lease right-of-use assets of $2.4 million are included in property, plant and equipment, net and the current and non-current portions of finance lease liabilities are included in other current liabilities of $0.2 million and other non-current liabilities of $2.2 million in our consolidated balance sheets, respectively.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Year Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities
Net income (loss)	$(34,125)	$2,763
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	8,303	7,958
Provision for severance benefits	3,117	4,512
Amortization of debt issuance costs and original issue discount	571	532
Loss (gain) on foreign currency, net	11,720	(1,682)
Restructuring and other charges	2,894	—
Stock-based compensation	669	1,469
Loss on early extinguishment of long-term borrowings, net	42	—
Other	96	(337)
Changes in operating assets and liabilities
Accounts receivable, net	(12,844)	3,115
Unbilled accounts receivable	9,726	(639)
Inventories, net	(10,585)	(13,150)
Other receivables	(4,205)	(3,746)
Other current assets	1,836	(1,071)
Accounts payable	20,874	3,168
Other accounts payable	2,725	(2,759)
Accrued expenses	(5,365)	(7,129)
Deferred revenue	555	4,809
Other current liabilities	(6,848)	(570)
Other non-current liabilities	1,085	618
Payment of severance benefits	(2,263)	(2,247)
Other	347	465
Net cash used in operating activities	(11,675)	(3,921)
Cash flows from investing activities
Proceeds from settlement of hedge collateral	2,242	4,863
Purchase of plant, property and equipment	(11,207)	(7,329)
Payment for intellectual property registration	(232)	(409)
Collection of guarantee deposits	298	14
Payment of guarantee deposits	(892)	—
Other	(10)	(36)
Net cash used in investing activities	(9,801)	(2,897)
Cash flows from financing activities
Repurchase of long-term borrowings	(1,175)	—
Proceeds from exercise of stock options	48	142
Acquisition of treasury stock	(2,353)	—
Repayment of financing related to water treatment facility arrangement	(143)	—
Repayment of principal portion of lease liabilities	(59)	—
Net cash provided by (used in) financing activities	(3,682)	142
Effect of exchange rates on cash, cash equivalents and restricted cash	(1,468)	1,237
Net decrease in cash, cash equivalents and restricted cash	(26,626)	(5,439)
Cash, cash equivalents and restricted cash
Beginning of the period	132,438	128,575
End of the period	$105,812	$123,136